Exhibit 99.1

Essex Announces Third Quarter 2016 Results

San Mateo, California—October 27, 2016—Essex Property Trust, Inc. (NYSE:ESS) announced today its third quarter 2016 earnings results and related business activities.

Net Income and Funds from Operations (“FFO”) per diluted share for the quarter ended September 30, 2016 are detailed below. Core FFO excludes acquisition and investment related costs and certain non-routine items.

	Three Months Ended September 30,		% Change	Nine Months Ended September 30,		% Change
	2016	2015		2016	2015
Per Diluted Share
Net Income	$1.00	$0.65	53.8%	$3.29	$2.27	44.9%
Total FFO	$2.81	$2.53	11.1%	$8.27	$7.19	15.0%
Core FFO	$2.81	$2.49	12.9%	$8.23	$7.19	14.5%

Third Quarter Highlights:

•
Net Income per diluted share for the third quarter of 2016 was $1.00 compared to $0.65 in the third quarter of 2015.  The increase is primarily due to higher earnings from operations in the third quarter of 2016.

•	Grew Core FFO per diluted share by 12.9% compared to Q3 2015, which exceeded the high-end of the Company’s guidance range.

•	Achieved same-property gross revenues and net operating income (“NOI”) growth of 6.9% and 8.3%, respectively, compared to Q3 2015.

•	Realized a sequential quarterly increase in same-property revenue growth of 2.4%.

•	Provided Core FFO guidance range for the fourth quarter of 2016 of $2.77 to $2.83 per diluted share.

•	Increased the full-year Core FFO guidance range to $11.00 to $11.06 per diluted share, increasing the midpoint by $0.05 per share.

•	Narrowed the full-year guidance range of same-property growth assumptions, leaving the midpoint unchanged.

1100 Park Place Suite 200 San Mateo California 94403 telephone 650 655 7800 facsimile 650 655 7810
www.essex.com

“We are pleased that the Essex portfolio achieved our key targets during the third quarter, leading to healthy revenue, NOI and Core FFO per share growth rates.  We expect continued apartment supply deliveries and deceleration in employment trends, both nationally and in several west coast submarkets, to moderate pricing power given aggressive rental concessions offered at newly developed communities.  As a result, going forward, we expect rental growth rates to return to longer-term averages, as compared to the exceptional rental growth generated in the past several years,” commented Michael Schall, President and CEO of the Company.

SAME-PROPERTY OPERATIONS

Same-property operating results exclude any properties that are not comparable for the periods presented. The table below illustrates the percentage change in same-property gross revenues for the quarter ended September 30, 2016 compared to the quarter ended September 30, 2015, and the sequential percentage change for the quarter ended September 30, 2016 versus the quarter ended June 30, 2016 by submarket for the Company:

	Q3 2016 vs. Q3 2015	Q3 2016 vs. Q2 2016	% of Total
	Gross Revenues	Gross Revenues	Q3 2016 Revenues
Southern California
Los Angeles County	6.5%	2.3%	17.5%
Orange County	5.6%	2.2%	12.2%
San Diego County	8.4%	3.2%	9.4%
Ventura County	5.8%	2.3%	5.2%
Other Southern California	3.4%	-6.1%	0.9%
Total Southern California	6.5%	2.3%	45.2%
Northern California
Santa Clara County	5.9%	1.3%	16.3%
Alameda County	7.3%	1.7%	7.3%
San Mateo County	7.6%	3.2%	4.5%
Contra Costa County	7.1%	2.6%	5.4%
San Francisco	3.1%	1.5%	2.0%
Other Northern California	10.0%	2.2%	0.3%
Total Northern California	6.5%	1.8%	35.8%
Seattle Metro	8.5%	3.7%	19.0%
Same-Property Portfolio	6.9%	2.4%	100%

	Year-Over-Year Growth			Year-Over-Year Growth
	Q3 2016 compared to Q3 2015			YTD 2016 compared to YTD 2015
	Gross Revenues	Operating Expenses	NOI	Gross Revenues	Operating Expenses	NOI
Southern California	6.5%	1.4%	9.0%	6.2%	2.4%	8.1%
Northern California	6.5%	5.1%	7.0%	7.7%	4.2%	9.0%
Seattle Metro	8.5%	6.9%	9.3%	7.7%	7.2%	8.0%
Same-Property Portfolio	6.9%	3.7%	8.3%	7.0%	3.9%	8.4%

	Sequential Growth
	Q3 2016 compared to Q2 2016
	Gross Revenues	Operating Expenses	NOI

Southern California	2.3%	3.2%	1.9%
Northern California	1.8%	4.8%	0.7%
Seattle Metro	3.7%	1.4%	4.8%
Same-Property Portfolio	2.4%	3.3%	2.0%

	Financial Occupancies
	Quarter Ended
	9/30/2016	6/30/2016	9/30/2015
Southern California	96.6%	96.0%	95.7%
Northern California	96.5%	96.2%	96.2%
Seattle Metro	96.1%	95.9%	96.1%
Same-Property Portfolio	96.5%	96.0%	96.0%

OTHER INVESTMENTS

In August, the Company originated an $11.6 million preferred equity investment in a multifamily development located in Santa Ana, CA. The investment will be funded in installments through the fourth quarter of 2016. As of September 30, 2016, the Company had funded $1.9 million. The investment has a preferred return of 12.0% and matures in 2020.

In September, the Company originated a $26.3 million loan in a multifamily development project located in Long Beach, CA. The investment will be funded in installments through the first quarter of 2017. As of September 30, 2016, the Company had funded $4.4 million. The total investment has a return of 10.8% and matures in 2020.

DEVELOPMENT ACTIVITY

The table below represents the development communities in lease-up during the third quarter and the current leasing status as of October 24, 2016.

Project Name	Location	Total Apartment Homes	ESS Ownership	% Leased as of 10/24/16	Status
Agora	Walnut Creek, CA	49	51%	100%	Stabilized
The Galloway (at Owens)	Pleasanton, CA	255	55%	64%	In Lease-Up
Total/Average % Leased		304		70%

LIQUIDITY AND BALANCE SHEET

Common Stock

The Company did not issue any shares of common stock through its equity distribution program in the third quarter of 2016 or subsequent to quarter-end.  Year-to-date the Company has not issued any common stock through its equity distribution program.

Balance Sheet

During the quarter, the Company repaid $55.0 million in secured mortgages with an effective interest rate of 4.4%.

In October, Moody’s upgraded the Company’s senior unsecured debt to Baa1 from Baa2.  The outlook is stable.  Also in October, Standard & Poor’s upgraded the Company’s corporate credit rating to BBB+ from BBB. The outlook is stable.

As of October 24, 2016, the Company had $1.025 billion in undrawn capacity on its unsecured credit facilities.

Quarterly Guidance

For the third quarter, the Company exceeded the midpoint of the guidance range provided in its second quarter 2016 earnings release by $0.05 per share. The following table provides a reconciliation of third quarter Core FFO per share to the midpoint of the guidance provided in the second quarter 2016 earnings release distributed in July 2016.

Per Diluted Share
Projected midpoint of Core FFO per share for Q3 2016	$2.76
NOI from consolidated communities	0.03
FFO from Co-Investments	0.01
G&A and other income	0.01
Core FFO per share for Q3 2016 reported	$2.81

The table below provides our updated 2016 full-year same-property growth assumptions and Core FFO per diluted share range. The same-property guidance range was narrowed, leaving the midpoint unchanged while guidance for Core FFO per diluted share was increased by $0.05 at the midpoint. For additional details regarding our 2016 assumptions, please see page S-14 of the Supplemental Financial Information. For the fourth quarter of 2016, the Company has established a range for Core FFO per diluted share of $2.77 to $2.83.

2016 Full-Year Guidance
	Range	Midpoint
Same-Property Growth
Gross Revenues	6.7% to 6.9%	6.8%
Operating Expenses	3.5% to 4.0%	3.8%
NOI	7.9% to 8.3%	8.1%
Core FFO per diluted share	$11.00 to $11.06	$11.03

Conference Call with Management

The Company will host an earnings conference call with management to discuss its quarterly results on Friday, October 28, 2016 at 11 a.m. PT (2 p.m. ET), which will be broadcast live via the Internet at www.essex.com, and accessible via phone by dialing toll-free, (877) 407-0784, or toll/international, (201) 689-8560. No passcode is necessary.

A rebroadcast of the live call will be available online for 90 days and digitally for 7 days. To access the replay online, go to www.essex.com and select the third quarter earnings link. To access the replay digitally, dial (844) 512-2921 using the replay pin number 13646070. If you are unable to access the information via the Company’s website, please contact the Investor Relations Department at investors@essex.com or by calling (650) 655-7800.

Corporate Profile

Essex Property Trust, Inc., an S&P 500 company, is a fully integrated real estate investment trust (REIT) that acquires, develops, redevelops, and manages multifamily residential properties in selected West Coast markets. Essex currently has ownership interests in 243 apartment communities with an additional 6 properties in various stages of active development. Additional information about Essex can be found on the Company’s website at www.essex.com.

This press release and accompanying supplemental financial information will be filed electronically on Form 8-K with the Securities and Exchange Commission and can be accessed from the Company’s website at www.essex.com. If you are unable to obtain the information via the Web, please contact the Investor Relations Department at (650) 655-7800.

Funds from Operations (“FFO”) Reconciliation

FFO, as defined by the National Association of Real Estate Investment Trusts (“NAREIT”), is generally considered by industry analysts as an appropriate measure of performance of an equity REIT. Generally, FFO adjusts the net income of equity REITs for non-cash charges such as depreciation and amortization of rental properties, impairment charges, gains/losses on sales of real estate and extraordinary items. Management considers FFO and FFO which excludes merger, integration and acquisition costs and items that are not routine or not related to the Company’s core business activities, which is referred to as “Core FFO”, to be useful financial performance measurements of an equity REIT because, together with net income and cash flows, FFO and Core FFO provide investors with additional bases to evaluate the operating performance and ability of a REIT to incur and service debt and to fund acquisitions and other capital expenditures and the ability to pay dividends.

FFO and Core FFO do not represent net income or cash flows from operations as defined by U.S. generally accepted accounting principles (“GAAP”) and are not intended to indicate whether cash flows will be sufficient to fund cash needs. These measures should not be considered as an alternative to net income as an indicator of the REIT’s operating performance or to cash flows as a measure of liquidity. FFO and Core FFO do not measure whether cash flow is sufficient to fund all cash needs including principal amortization, capital improvements and distributions to shareholders. FFO and Core FFO also do not represent cash flows generated from operating, investing or financing activities as defined under GAAP. Management has consistently applied the NAREIT definition of FFO to all periods presented. However, there is judgment involved and other REITs’ calculation of FFO may vary from the NAREIT definition for this measure, and thus their disclosures of FFO may not be comparable to the Company’s calculation.

The following table sets forth the Company’s calculation of diluted FFO and Core FFO for the three and nine months ended September 30, 2016 and 2015:

	Three Months Ended September 30,			Nine Months Ended September 30,
Funds from Operations attributable to common stockholders and unitholders (In thousands)	2016	2015	2016	2015
Net income available to common stockholders	$65,561	$42,323	$215,555	$147,241
Adjustments:
Depreciation and amortization	110,467	116,308	329,847	336,946
Gains not included in FFO	-	-	(33,304)	(41,126)
Deferred tax expense on gain on sale of real estate and land – Taxable REIT Subsidiary activity	-	-	4,279	-
Depreciation add back from unconsolidated co-investments	12,857	12,800	37,337	36,822
Noncontrolling interest related to Operating Partnership units	2,223	1,471	7,457	5,115
Insurance reimbursements	-	(1,751)	-	(1,751)
Depreciation attributable to third party ownership and other	(5)	(253)	(3)	(753)
Funds from Operations attributable to common stockholders and unitholders	$191,103	$170,898	$561,168	$482,494
Merger and integration expenses	-	-	-	3,798
Acquisition and investment related costs	284	381	1,379	1,357
Gain on sale of marketable securities	(1,033)	(598)	(2,876)	(598)
Loss on early retirement of debt	211	-	211	-
Co-investment promote income	-	(192)	-	(192)
Income from early redemption of preferred equity investments	-	(1,485)	-	(1,954)
Excess of redemption value of preferred stock over the carrying value	-	-	2,541	-
Insurance reimbursements, legal settlement, and other, net	(31)	(569)	(4,041)	(2,526)
Core Funds from Operations attributable to common stockholders and unitholders	$190,534	$168,435	$558,382	$482,379

Safe Harbor Statement Under The Private Litigation Reform Act of 1995:

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements include statements regarding job growth and rent growth in 2017, statements in the “Third Quarter Highlights” and “Quarterly Guidance,” and “2016 Full-Year Guidance” sections regarding Core FFO per diluted share for the fourth quarter 2016 and full-year 2016 and 2016 guidance for same-property revenues, operating expenses, and NOI; statements and estimates set forth under the captions “Development Pipeline—September 30, 2016” and “Redevelopment Pipeline—September 30, 2016” on pages S-11 and S-12 of the Company’s Supplemental Financial Information Package, which accompanies this press release, regarding estimated costs of property development and redevelopment and regarding the anticipated timing of redevelopments and of the construction start, initial occupancy and stabilization of property development; the various financial projections and assumptions, including those regarding 2016 NOI, FFO; Core FFO and EPS, set forth in the columns “2016 Guidance Range” on page S-14 of the Company’s Supplemental Financial Information Package and in the guidance range columns on page S-17.3 of that Package for the fourth quarter 2016, nine months ended September 30, 2016 and full-year 2016; and the forecasts, set forth on page S-16 of the Company’s Supplemental Financial Information Package, of residential supply, jobs, and rent growth in various areas. The Company’s actual results may differ materially from those projected in such forward-looking statements.  Factors that might cause such a difference include, but are not limited to, changes in market demand for rental units and the impact of competition and competitive pricing, unforeseen consequences from cyber-intrusion, changes in economic conditions, unexpected delays in the development and stabilization of development projects, unexpected difficulties in leasing of development projects, total costs of development investments exceeding the Company’s projections and other risks detailed in the Company’s filings with the Securities and Exchange Commission (SEC). All forward-looking statements are made as of today, and the Company assumes no obligation to update this information. For more details relating to risks and uncertainties that could cause actual results to differ materially from those anticipated in our forward-looking statements, and risks to our business in general, please refer to our SEC filings, including the Company’s Report on Form 10-K for the year ended December 31, 2015.

Definitions and Reconciliations

Non-GAAP financial measures and certain other capitalized terms, as used in this earnings release, are defined and further explained on pages S-17.1 through S-17.4, “Reconciliations of Non-GAAP Financial Measures and Other Terms”, of the accompanying supplemental financial information.  The supplemental financial information is available on the Company’s website at www.essex.com.

Contact Information
Barb Pak
Vice President of Finance & Investor Relations
(650) 655-7800
bpak@essex.com